INTRICON REPORTS FIRST QUARTER 2021 RESULTS

ARDEN HILLS, Minn. — May 10, 2021 — Intricon Corporation (NASDAQ: IIN), an international company engaged in designing, developing, engineering, manufacturing, and packaging miniature interventional, implantable and body-worn medical devices, today announced financial results for its first quarter ended March 31, 2021.

First Quarter Highlights:

•	Revenue of $31.8 million increased $10.3 million compared to $21.5 million in the prior year period
•	Gross margin of 25.8%, compared to 21.3% in the prior year period
•	GAAP net income of $0.7 million or $0.07 per diluted share versus net loss of $2.0 million or $0.22 per diluted share in the prior year period
•	Non-GAAP adjusted net income of $2.5 million or $0.26 per diluted share in the first quarter of 2021, versus a net loss of $0.7 million or $0.08 per diluted share, for the 2020 first quarter
•	As of March 31, 2021, the company had $38.3 million of cash and investment securities, compared to $33.5 million as of December 31, 2020
•	Appointed Kathleen Pepski to Board of Directors

“Our first quarter results illustrate a strong start to the year despite some ongoing pandemic related headwinds. Encouragingly, we saw meaningful year-over-year improvement throughout our business driven by pent up demand from Medtronic’s diabetes business and strong Hearing Health revenues in our legacy OEM business. In addition, Emerald Medical Services (EMS) continued to grow at a pace that exceeded our initial expectations, contributing $3.8 million to our topline in the first quarter,” said Scott Longval, President and Chief Executive Officer.

“As we enter the second quarter, there remains lingering impacts from COVID-19, including staffing challenges coupled with input supply constraints primarily associated with the February Texas storms. I am confident that with our constant focus on strong execution we will overcome these short-term challenges to deliver solid year over year growth,” Longval concluded.

First Quarter 2021 Financial Results

Revenue

Net revenue for the fiscal year 2021 first quarter increased 48% to $31.8 million versus $21.5 million in the comparable prior-year period.

Revenue in Intricon’s Medical business increased 54% to $25.1 million from $16.4 million in the comparable prior-year period. The year-over-year increase was driven primarily by higher diabetes revenues from increased demand for products as COVID-19 restrictions eased as well as the impact of EMS, which the company acquired in May 2020.

Hearing Health revenue increased 46% to $5.7 million in the first quarter of 2021 compared to $3.9 million in the prior-year quarter. The primary growth driver in this market was our legacy hearing health business, which continued to benefit from increased access to audiologists as restrictions were lifted. We also saw revenue contributions in our Indirect to End Consumer market, related to volumes required to support an initial OTC pilot.

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Gross Margin and Operating Expenses

Gross margin in the first quarter of 2021 was 25.8%, compared to 21.3% in the prior-year first quarter, primarily due to higher volumes and product mix.

Operating expenses for the first quarter were $7.4 million, compared to $6.6 million in the comparable prior-year period. The increase was due to $0.9 million of expenses associated with higher wages, salaries, incentives, and stock-based compensation expense, $0.6 million in EMS operating expenses, and $0.4 million of additional amortization expense of certain intangible assets, partially offset by a $1.1 million reduction in Hearing Help Express operating expenses due to the second quarter 2020 restructuring.

GAAP Net Income

The company posted GAAP net income of $0.7 million or $0.07 per diluted share in the first quarter of 2021, versus a net loss of $2.0 million or $0.22 per diluted share, for the 2020 first quarter.

Non-GAAP Income

The company posted non-GAAP adjusted net income of $2.5 million or $0.26 per diluted share in the first quarter of 2021, versus a net loss of $0.7 million or $0.08 per diluted share, for the 2020 first quarter. See “Reconciliation of Adjusted Net Income and Earnings Per Share” in the tables that follow.

Guidance

Intricon expects full year 2021 revenue to range between $119 million and $123 million, representing year-over-year growth of 16-20%. We do not anticipate providing regular quarterly guidance.  However, we do expect our second quarter revenue to slightly lag our first quarter results due to COVID-19 related pent up demand recognized in the first quarter of 2021 and present challenges regarding staffing and input supply constraints.

Conference Call

Intricon will hold a conference call today, May 10, 2021, beginning at 4:00 p.m. CT / 5:00 p.m. ET. Investors interested in listening to the conference call may do so by dialing 866-795-7248 for domestic callers or 470-495-9160 for international callers, using conference ID: 9769435. A live and archived webcast will be available on the “Investors” sections of the company’s website at: www.Intricon.com.

Use of non-GAAP Adjusted Financial Measures

This press release contains financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP measures include:

•	Adjusted net income
•	Adjusted net income per diluted share

These non-GAAP financial measures reflect adjustments for expenses and gains that the company believes do not reflect the company’s core operating performance. We have presented these non-GAAP financial measures because we believe this presentation, when reconciled to the corresponding GAAP measures, provides useful information to investors in evaluating the company’s operational performance. Management uses these non-GAAP measures internally to evaluate our performance and in making financial, operational and planning decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results and trends. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in comparing the company’s financial results with the financial results of other companies.

The company periodically reassesses the components of our non-GAAP adjustments for changes in how we evaluate our performance, changes in how we make financial and operational decisions, and considers the use of these measures by our competitors and peers to ensure the adjustments are still relevant and meaningful.

Non-GAAP financial measures should not be used as a substitute for GAAP measures, or considered in isolation, for the purpose of analyzing our operating performance. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by similar items.

Forward-Looking Statements
Statements made in this release and in Intricon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond Intricon’s control, including without limitation, the impacts of the COVID-19 pandemic and measures taken in response, and may cause Intricon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2020. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

About Intricon Corporation
Intricon is a Joint Development Manufacturer that integrates components and assemblies to advance micro-medical technology across a range of device platforms for global customers. Intricon approaches each engagement with an all-in commitment, working with customers every step of the way- from the earliest idea stages to ongoing production - in order to advance program performance and deliver results. With a focus on key device platforms, Intricon helps advance clinical outcomes by always looking ahead with proactive support and resources through integration of its core competencies. Intricon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market.

Investor Contact
Leigh Salvo
(415) 937-5404
investorrelations@intricon.com

INTRICON CORPORATION

MARKET REVENUE

(Unaudited)

	FIRST QUARTER
($ in 000’s)	2021	2020	Change

Diabetes	$18,364	13,530	35.7%
Interventional Catheters	3,802	—	100.0%
Other Medical	2,958	2,828	4.6%
Hearing Health Value Based DTEC	937	1,173	-20.1%
Hearing Health Value Based ITEC	1,301	744	-74.9%
Hearing Health Legacy OEM	3,421	1,964	74.2%
Professional Audio Communications	985	1,264	-22.1%

Total	$31,768	$21,503	47.7%

INTRICON CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended
(unaudited)	March 31,	March 31,
	2021	2020

Revenue, net	$31,768	$21,503
Cost of goods sold	23,558	16,931
Gross profit	8,210	4,572

Operating expenses:
Sales and marketing	1,982	1,993
General and administrative	4,052	3,416
Research and development	1,293	1,201
Other operating expenses	35	—
Total operating expenses	7,362	6,610
Operating income (loss)	848	(2,038)

Interest (expense) income, net	(9)	184
Other expense, net	(77)	(107)
Income (loss) before income taxes	762	(1,961)
Income tax expense	90	18
Net income (loss)	672	(1,979)
Less: Loss allocated to non-controlling interest	(42)	—
Net income (loss) attributable to Intricon shareholders	$714	$(1,979)

Income (loss) per share attributable to Intricon shareholders:
Basic	$0.08	$(0.22)
Diluted	0.07	(0.22)

Average shares outstanding:
Basic	8,994	8,813
Diluted	9,607	8,813

INTRICON CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEET

(In Thousands, Except Per Share Amounts)

(unaudited)	March 31,	December 31,
	2021	2020
Current assets:
Cash and cash equivalents	$11,757	$8,608
Restricted cash	654	672
Short-term investment securities	23,699	19,793
Accounts receivable, net of $152 and $210 of reserves, respectively	9,452	10,115
Inventories	20,336	19,513
Contract assets	8,787	9,107
Other current assets	1,956	1,466
Total current assets	76,641	69,274

Property, plant and equipment	46,480	45,661
Less: Accumulated depreciation	32,319	31,484
Net property, plant and equipment	14,161	14,177

Goodwill	13,804	13,714
Intangible assets	10,288	10,785
Operating lease right-of-use assets, net	6,115	6,701
Investment in partnerships	600	570
Long-term investment securities	2,765	5,085
Other assets, net	876	990
Total assets	$125,250	$121,296

Current liabilities:
Current financing leases	$12	$21
Current operating leases	2,108	2,156
Accounts payable	12,132	8,670
Accrued salaries, wages and commissions	3,915	3,581
Other accrued liabilities	4,297	4,235
Total current liabilities	22,464	18,663

Noncurrent operating leases	4,166	4,726
Other postretirement benefit obligations	374	385
Accrued pension liabilities	834	907
Deferred tax liabilities, net	1,028	1,018
Other long-term liabilities	4,139	4,398
Total liabilities	33,005	30,097
Commitments and contingencies (Note 11)
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 8,999 and 8,951 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	8,999	8,951
Additional paid-in capital	89,926	89,702
Accumulated deficit	(6,096)	(6,810)
Accumulated other comprehensive loss	(527)	(679)
Total shareholders’ equity	92,302	91,164
Non-controlling interest	(57)	35
Total equity	92,245	91,199
Total liabilities and equity	$125,250	$121,296

INTRICON CORPORATION

Reconciliation of Adjusted Net Income and Earnings Per Share

(Unaudited)

	Three Months Ended
($ in 000's)	March 31,	March 31,
	2021	2020

Net income - GAAP attributable to Intricon	$714	$(1,979)
Identified adjustments attributable to Intricon:
Depreciation (1)	841	686
Amortization of intangibles (2)	497	98
Stock-based compensation (3)	453	376
Other amortization (4)	102	137
EMS acquisition costs (5)	35	—
COVID-19 Singapore government support (6)	(121)	—
Non-GAAP adjusted net income attributable to Intricon (7)	$2,521	$(682)

Non-GAAP adjusted net income attributable to Intricon per diluted share	$0.26	$(0.08)

(1) Depreciation represents the expense of property, plant and equipment.

(2) These expenses represent amortization expenses of intangible assets.

(3) Stock-based compensation represents expenses related to awards under the Company's equity incentive plans.

(4) These expenses represent amortization of other assets..

(5) These expenses represent changes in the fair value of contingent consideration in the period for the purchase of EMS..

(6) The Singapore Government provided $121 in COVID-19 financial assistance to our Singapore subsidiaries during the period.

(7) None of these adjustments have material income tax impacts.